EXHIBIT 10.60


                              February 5, 2003


Mr. Woods Staton
McDonald's Argentina Arcos Dorados, S.A.
R. Saenz Pena 432 Olivos
Buenos Aires, Argentina

     Re: Panamerican Beverages, Inc. (the "Company")

Dear Woods:

     On behalf of the Company and the Compensation Committee of the Board of Directors of the Company, I am pleased to confirm in writing for you that the Company has agreed to pay you an annual fee of $135,000 per year for your services as Chairman of the Company, with such fees commencing on the date you became Chairman of the Company and accruing monthly. With the exception of the per day fee payable to directors (currently $1,000) and any per conference call fee, you will continue to receive all the other payments and benefits made available to the other directors generally, including, without limitation: (i) the $35,000 retainer as a director of the Company; (ii) options under the Stock Option Plan for Non-Employee Directors; (iii) reimbursement of director's expenses consistent with the Company's policy; and (iv) fees (currently $3,000 per year) for serving a chair of a committee of the Board of Directors.


                                      Sincerely,


                                      /s/ Wade Mitchell
                                      --------------------------------
                                      Wade Mitchell
                                      Compensation Committee, Chairman

cc:  Mr. Abilio Gonzalez